Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Medicenna Therapeutics, Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)(2)
Fees to Be Paid	Equity	Common Shares, without par value		(2)	(3)	(3)	$0.0001102	—
	Equity	Preferred Shares, without par value		(2)	(3)	(3)	$0.0001102	—
	Other	Subscription Receipts		(2)	(3)	(3)	$0.0001102	—
	Other	Warrants		(2)	(3)	(3)	$0.0001102	—
	Other	Units		(2)	(3)	(3)	$0.0001102	—
	Unallocated (Universal) Shelf		457(o)	(2)	(3)	$100,000,000	$0.0001102	$11,020
Fees Previously Paid
	Total Offering Amounts							$100,000,000
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$11,020

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.

(2)	The registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed $100,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.

(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) of Form F-3 under the Securities Act, as amended.